Exhibit 10.1
EMERSON RADIO CORP. 9 Entin Road, P.O. Box 430, Parsippany, New Jersey 07054-0430 (973) 884-5800
October 1, 2009
Mr. Duncan Hon
Present
Re: Offer of Employment
Dear Duncan:
On behalf of Emerson Radio Corp. (the “Company”), I am pleased to extend to you an offer of employment with the Company. The purpose of this letter is to confirm the terms and conditions of your employment.
1. Period of Employment. Subject to Paragraph 4, below, the Company shall employ you, and you shall serve the Company during the period commencing on October 1, 2009, and continuing through and including September 30, 2010 (the “Term”). After expiration of the Term, this Agreement may be terminated by the Company upon ninety (90) days advance written notice of intent to terminate the Agreement. After expiration of the Term, and prior to and during any such ninety (90) day notice period (all such periods after expiration of the Term shall be referred to hereinafter, individually and collectively, as the “Term Extension”), this Agreement shall remain in full force and effect. You shall have the right to terminate this Agreement on or prior to September 30, 2010 with 90 days notice and at any time thereafter with 90 days notice.
     2. Position, Duties and Responsibilities.
(a) During the Term and Term Extension, you shall be employed by the Company as, and shall have the title of, Deputy Chief Executive Officer. As such, you shall be responsible for the management of the Company and shall have such other duties and responsibilities as are normal and customary for a chief executive officer of a public United States company. You also will have such other duties and responsibilities as may from time to time be assigned to or vested in you by the Company’s Board of Directors or any duly-constituted Committee of the Company’s Board of Directors, or by the Chairman of the Company’s Board of Directors, or by the Chief Executive Officer. You will report to the Chairman of the Company’s Board of Directors and the Chief Executive Officer. Further, you will serve as a member of the Company’s Board of Directors.
(b) You will devote the portion of your business time, attention, skill and efforts to the business and affairs of the Company and the promotion of its interests as is necessary to the performance of your duties and obligations hereunder. During the Term and

Term Extension you will be permitted to be employed on a part-time basis by Grande Holdings or any of its subsidiaries and engage in other business activities approved in advance by the Chairman of the Company’s Board of Directors, provided that, in each such instance, you comply at all times with Section 5 of this Agreement and such other business activities do not (i) conflict with the interests of the Company, (ii) inhibit, conflict with, or limit your ability to perform your duties to the Company, or (iii) otherwise violate your obligations under the Company’s Code of Ethics for Senior Financial Officers or the Company’s Code of Conduct for Officers, Directors, and Employees. You shall, except during periods of vacation, sick leave, or other duly authorized leave of absence and except as otherwise permitted in the preceding sentence, devote your time, attention, skill, and ability during usual business hours (and outside those hours when reasonably necessary to your duties hereunder) to the faithful and diligent performance of the duties and responsibilities described in this Paragraph 2.
(c) It shall not be a violation of this Agreement for you to serve as an officer or director of a cooperative housing corporation or condominium, or civic or charitable organization or committee, to perform speaking engagements, or to manage personal passive investments, so long as such activities (individually or collectively) do not conflict or interfere with the performance of your duties under this Agreement. With the exception of the Company, you may serve as a director of a corporation only with the prior written approval of the Company’s Board of Directors.
     3. Compensation.
(a) During the Term and Term Extension, as compensation for services rendered hereunder and in consideration of this Agreement, the Company shall pay you a salary, in accordance with the Company’s then-prevailing payroll practices, at the annual rate of Three Hundred Thousand United States Dollars $300,000.00 or such greater amount as the Company may from time to time and in its sole discretion determine.
(b) During the Term and Term Extension, as additional compensation, you shall be entitled (i) to four (4) weeks of paid vacation per calendar year (which vacation shall accrue, and may be used, in accordance with the Company’s vacation policies and procedures in place from time to time), and (ii) to participate in and receive all benefits under any welfare benefit plan or program, any retirement savings plan or program, and such other benefits or perquisites of office (including, without limitation, paid holidays) as the Company may, from time to time and in its sole discretion, make available generally to executive employees of the Company. Such participation shall be subject to the terms and conditions of such plans or programs, including, but not limited to, such generally applicable eligibility provisions as may be in effect from time to time.
(c) The Company shall reimburse you for all reasonable business expenses incurred in the performance of your duties hereunder in accordance with and subject to the terms and conditions of the Company’s then-prevailing expense policy. As a condition precedent to obtaining such reimbursement, you shall provide to the Company any and all statements, bills, or receipts evidencing the expenses for which you seek reimbursement, and such other related information or materials as the Company may from time to time reasonably require. In no event shall a reimbursement be made later than December 31 of the year following the year in which the expense was incurred.
(d) The Company’s Board of Directors shall grant you a discretionary bonus at the end of the Company’s fiscal year.
(e) To the extent that you incur income taxes in the United States for a taxable year as a result of the compensation you receive from the Company while working in the United States, the Company will pay you a “Tax Equalization Amount” equal to the excess, if any, of (i) the income taxes that you actually incur for such taxable year, over (ii) the sum of (x) the income taxes that you would have incurred for such taxable year had you received such compensation solely for services rendered in Hong Kong, and (y) the income taxes, if any, that you would have incurred in the United States even if you had not performed services for the Company in the United States. Each such Tax Equalization Amount, if any, shall be paid to you in one single payment within sixty (60) days after you file your United States federal and, if applicable, state income return(s) for such taxable year, subject to the Company’s verification of the amount payable; provided that you must file such income tax returns by no later than October 15 of the year following such taxable year. In addition to such Tax Equalization Amount, the Company shall at the same time calculate and pay you an amount (a “Tax Gross-Up Payment”) such that, after payment of any and all United States income taxes on such Tax Equalization Amount and the Tax Gross-Up Payment, the net amount received by you shall be equal to the Tax Equalization Amount.
4. Termination. Unless your employment is terminated pursuant to Paragraph 1 of this Agreement or this Paragraph 4, the Company shall continue to employ you and you shall continue to serve the Company throughout the Term and Term Extension.
(a) This Agreement and your employment shall terminate automatically if (i) you do not obtain your L-1A visa and enter the United States in L-l visa status on or before November 30, 2009, (ii) your L-1A visa or visa status expires and has not been extended, or (iii) your L-l A visa or visa status otherwise terminates. In such event, the Company shall have no further obligation hereunder except with respect to payment to you of any and all salary, benefits, and expense reimbursements applicable to the period of your employment, under this Agreement. Such payments shall be made in accordance with then-prevailing Company policy and practice.
(b) This Agreement and your employment shall terminate automatically upon your death. In such event, the Company shall have no further obligation hereunder except with respect to payment to your estate of any and all salary, benefits, and expense reimbursements applicable to the period of your employment, under this Agreement. Such payments shall be made in accordance with then-prevailing Company policy and practice.
(c) Upon your “Disability”, the payment of benefits under the Company’s short-term and long-term disability insurance programs, if any, shall satisfy the Company’s obligations under Paragraph 3(a) above. For purposes of this Agreement, you shall be deemed to be under a Disability if you shall be unable, by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever), to perform your essential job functions hereunder, whether with or without reasonable accommodation, in substantially the manner and to the extent required hereunder prior to the commencement of such disability, for a period exceeding ninety (90) days. In light of the unique nature of your services, and the undue burden on the Company that would result from your long term absence, the Company shall have the right to terminate this Agreement and your employment in the event you shall remain under a Disability for a period exceeding ninety (90) days, such action to be taken only upon at least ten (10) days prior written notice to you. In such event, the Company shall have no further obligation hereunder except with respect to payment to you of any and all benefits, and expense reimbursements applicable to the period of your employment hereunder until the date on which the Term would have expired but for the termination of your employment by reason of Disability. Such payments shall be made in accordance with then-prevailing Company policy and practice.
(d) The Company shall have the right to terminate this Agreement and your employment for Cause at any time and without prior notice. For purposes of this Agreement, Cause shall include: (i) material default or other material breach by you of your obligations hereunder; (ii) willful failure by you to perform material duties hereunder that are reasonably assigned to you by the Company; (iii) gross negligence or willful misconduct in the performance of your duties hereunder; or (iv) dishonesty, insubordination, or other willful act by you detrimental to the Company or its good will or damaging to its relationships with its customers, investors, suppliers, or employees, including, without limitation, (A) use of alcohol or illegal drugs such as to interfere with the performance of your obligations hereunder, (B) conviction of or plea of guilty or no contest to a felony or any crime involving moral turpitude, dishonesty, or theft, and (C) material failure by you to comply with applicable laws or governmental regulations with respect to Company operations or the performance of your duties. In the event that the Company seeks to terminate your employment pursuant to Paragraph 4(d) (i), (ii), or (iii), the Company shall give you reasonably detailed written notice stating the reasons for the proposed termination for Cause and the act(s) or failure(s) to act which give rise to the Cause in reasonable detail, and you shall have thirty (30) days from the giving of such notice to cure the default, defect, or other for Cause for termination, to the Company’s reasonable satisfaction. In the event of a termination for Cause, the Company shall have no further obligation hereunder except with respect to payment to you of any and all salary, benefits, and expense reimbursements applicable to the period of your employment hereunder, in accordance with then-prevailing Company policy and practice.
(e) In the event of termination of this Agreement for any reason specified in this Paragraph 4, the payments (if any) required to be provided to you pursuant to this Paragraph 4 shall be in full and complete satisfaction of any and all obligations owing to you pursuant to this Agreement.
5. Confidential Information. Both during and after the Term and Term Extension, you shall not, directly or indirectly, divulge, publish, communicate, or make available to any person, corporation, governmental agency, or other entity (except in performing your duties hereunder), or use for your own or any other person or entity’s purposes or benefit, any trade secret, confidential business information, or any other information, know how, designs, specifications, techniques, methods, concepts, inventions, developments, discoveries, improvements, knowledge, or data of the Company or any affiliate which is not generally known to the public (separately and collectively, “Information”) (including, but not limited to, Information relating to research, product development or design, manufacturing or manufacturing processes, maintenance or repair processes, purchasing, product or material costs, sales or sales strategies or prospects, pricing or pricing strategies, advertising or promotional programs, product information, or mailing or customer lists, finances (including prices, costs, and revenues), and other business arrangements, plans, procedures and strategies), and shall use your best efforts to prevent the publication or disclosure by any other person or entity of any such Information. The Company shall not be under any obligation to identify specifically by any notice or other action any Information to which this Paragraph 5 shall apply. While you are employed by the Company, all documents and Information compiled, received, held, or used by you in connection with the business of the Company shall remain the Company’s property, and shall be delivered by you to the Company upon the termination of your employment, for whatever reason, or at any earlier time requested by the Company. Information does not include information in the public domain through no fault of yours. Notwithstanding this paragraph you may disclose Information as required by law or pursuant to any court order.
6. Additional Obligations. Both during and after the Term and Term Extension, you shall, upon reasonable notice, furnish the Company with such information as may be in your possession, and cooperate with the Company, as may reasonably be requested by the Company (and, if you are no longer employed by the Company, with due consideration for your obligations with respect to any new employment or business activity) in connection with any litigation in which the Company or any affiliate is or may become a party. The Company shall reimburse you for all reasonable expenses, including but not limited to reasonable counsel fees, incurred by you in ful filling your obligations under this Paragraph 6.
7. Notice. Any notice or other communication required or permitted under this Agreement by either party hereto to the other shall be in writing, and shall be deemed effective upon (a) personal delivery, if delivered by hand, (b) three days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered United States mail, or (c) the next business day, if sent by a prepaid overnight courier service, and in each case addressed as follows:
If to you:
Mr. Duncan Hon
456 Alexandra Road
#12-01 NOL Building
Singapore 119962
If to the Company:
Emerson Radio Corp.
9 Entin Road
Parsippany, New Jersey 07054

Attn: Mr. Greenfield Pitts
With a copy to:
John D. Schupper, Esq.
Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
Either party may change the address or addresses to which notices are to be sent by giving notice of such change of address in the manner provided by this Paragraph 7.
8. Entire Agreement. This Agreement represents the entire agreement between the Company and you with respect to your employment with the Company, and supersedes and is in full substitution for any and all prior agreements or understandings, whether oral or written, relating to your employment.
9. Amendment. This Agreement may not be canceled, changed, modified, or amended orally, and no cancellation, change, modification or amendment hereof shall be effective or binding unless in a written instrument signed by the Company and you. A provision of this Agreement may be waived only by a written instrument signed by the party against whom or which enforcement of such waiver is sought.
10. No Waiver. The failure at any time either of the Company or you to require the performance by the other of any provision of this Agreement shall in no way affect the full right of such party to require such performance at any time thereafter, nor shall the waiver by either the Company or you of any breach of any provision of this Agreement be taken or held to constitute a waiver of any succeeding breach of such or any other provision of this Agreement.
11. Assignment. This Agreement is binding on and for the benefit of the Company and you and the Company’s and your respective successors, heirs, administrators, and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be sold, transferred, assigned, or pledged by the Company (except to an affiliate) or by you without the prior written consent of the other. However, nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another entity which assumes this Agreement and all obligations and undertakings of the Company hereunder.
12. Interpretation and Severability. In the event any provision of this Agreement, or any portion thereof, is determined by any court of competent jurisdiction to be unenforceable as written, such provision or portion thereof shall be interpreted so as to be enforceable. In the event any provision of this Agreement, or any portion thereof, is determined by any court of competent jurisdiction to be void, the remaining provisions of this Agreement shall nevertheless be binding upon the Company and you with the same effect as though the void provision or portion thereof had been severed and deleted.
13. Governing Law. This Agreement shall be governed by, construed and applied, and all disputes relating to or arising from this Agreement shall be resolved, in accordance with the substantive laws of the State of New Jersey, without application of its conflict or choice of law provisions.
14. Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
15. Survival. Your obligations as set forth in Paragraphs 5 and 6 above, represent independent covenants by which you are and shall remain bound notwithstanding any breach or claim of breach by the Company, and shall survive the termination or expiration of this Agreement for two years.
16. Headings. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

Very truly yours, EMERSON RADIO CORP.
By:	/s/ Adrian Ma
Adrian Ma

Offer Of Employment Accepted:

I accept employment with Emerson Radio Corp. on the terms and conditions stated above.
/s/ Duncan Hon
Duncan Hon	Date